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Press Release
For immediate release
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Invesco Ltd. Announces September 30, 2011
Assets Under Management

Investor Relations Contact: Jordan Krugman         404-439-4605
Media Relations Contact: Doug Kidd                    404-479-2922

Atlanta, October 11, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $598.4 billion, a decrease of 4.9% month over month. The decrease was the result of negative market returns and foreign exchange. FX decreased AUM by $7.0 billion in the month. Long-term net flows, excluding ETF, UIT, and Passive AUM, were flat for the month of September. Total average assets for the quarter through September 30 were $632.7 billion and average assets excluding ETF, UIT and Passive for the quarter through September 30 were $541.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2011(a)	$598.4	$253.2	$146.7	$41.5	$73.6 (b)	$83.4
August 31, 2011	$629.4	$276.4	$149.0	$43.4	$72.8	$87.8
July 31, 2011	$652.8	$299.8	$149.2	$44.8	$69.9	$89.1
June 30, 2011	$653.7	$301.9	$145.8	$44.5	$74.4	$87.1
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2011(a)	$511.0	$213.5	$117.2	$41.5	$73.6 (b)	$65.2
August 31, 2011	$538.2	$233.6	$120.3	$43.4	$72.8	$68.1
July 31, 2011	$557.4	$252.3	$121.4	$44.8	$69.9	$69.0
June 30, 2011	$561.9	$256.2	$119.1	$44.5	$74.4	$67.7
Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2011(a)	$87.4	$39.7	$29.5	$0.0	$0.0	$18.2
August 31, 2011	$91.2	$42.8	$28.7	$0.0	$0.0	$19.7
July 31, 2011	$95.4	$47.5	$27.8	$0.0	$0.0	$20.1
June 30, 2011	$91.8	$45.7	$26.7	$0.0	$0.0	$19.4

(a)	Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $69.1 billion in institutional money market AUM and $4.5 billion in retail money market AUM

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.

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